Exhibit 99.1

PRESS RELEASE

6D Global Technologies, Inc. Initiates Trading on the
NASDAQ Stock Market, Stock Symbol “SIXD”

New York, NY – December 9, 2014 – 6D Global Technologies, Inc. (NASDAQ: SIXD), a premier digital business solutions company serving the digital marketing and technology needs of enterprise-class organizations worldwide, today announced that 6D Global Technologies Inc.’s common stock will initiate trading on the NASDAQ Stock Market on Friday, December 12, 2014, under the stock symbol “SIXD.”

“For many years, 6D Global Technologies, Inc. has provided a full suite of digital business solutions to a long list of satisfied Fortune 1000 companies, as well as other marquee customers. As a NASDAQ listed company with rapid growth in sales and earnings, 6D Global Technologies is well positioned to continue to execute consistently and deliver technical excellence to our rapidly expanding global customer base,” said Tejune Kang, a Silicon Valley technology executive and the CEO of 6D Global Technologies, Inc.

“6D Global Technologies plans to grow the business through organic growth and strategic acquisitions. In celebrating 6D Global Technologies’ initial trading on the NASDAQ, we appreciate our loyal customers, dedicated staff and the extraordinary leadership provided by our independent board members. 6D Global Technologies also wishes to thank our advisers including the law firms of Holland & Knight, Stevens & Lee and K&L Gates, as well as our auditor BDO USA for their professional guidance and services to our company. 6D Global Technologies looks forward to a bright future together with our shareholders,” said Mr. Kang.

##

About 6D Global Technologies, Inc.
6D Global Technologies, Inc. (NASDAQ: SIXD) is a premier digital business solutions company serving the digital marketing and technology needs of enterprise-class organizations worldwide. 6D Global Technologies offers a full suite of services and solutions to help large organizations optimize digital business channels and create better experiences for their customers, resulting in increased revenue growth and market share. 6D Global Technologies’ services include web content management, web analytics, marketing automation, mobile applications, business intelligence, marketing cloud, and IT infrastructure staffing solutions. Six Dimensions, a 6D Global Technologies, Inc. company, provides digital marketing and technology consulting services to leading enterprises during periods of critical change and growth. Combining top performing teams, relevant and deep experience, and comprehensive capabilities, Six Dimensions collaborates with clients to help them achieve successful outcomes, mitigate risk, and become high performing digital organizations. For more information, visit www.6DGlobal.com.

Media Contact:
Hilary Smith
Director of Marketing and Communications
info@6DGlobal.com
Tel: 303-513-1776